Exhibit 4.1
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement (this “Agreement”) is entered into as of July 29, 2004, by and between SunCoast Holdings, Inc., a Delaware corporation (the “Company”), Westwind Holding Company, LLC, a Florida limited liability company (“Investor”), and Steven M. Mariano, a resident of Miami-Dade County, Florida, and the majority stockholder of the Company (the “Majority Stockholder”).
Statement of Purpose
     Contemporaneously with the execution of this Agreement, Investor is purchasing from the Company 195,694 shares (the “Shares”) of the Company’s Series A Common Stock (the “Series A Common Stock”) at a purchase price of $10.22 per Share (the “Purchase Price”). As additional consideration for the purchase of the Shares by Investor, the Company has agreed to grant Investor certain information rights, anti-dilution rights, preemptive rights, co-sale rights and other rights, and Investor has agreed to grant Majority Stockholder certain drag along rights, all on the terms and conditions as more fully set forth herein.
     Now, Therefore, in consideration of the foregoing Statement of Purpose and the mutual promises contained herein, the parties hereto hereby agree as follows:
1. Information Rights. As long as Investor shall own at least one hundred thousand (100,000) shares of Series A Common Stock, Investor shall have the following rights:
     (a) Inspection. Investor shall have the right during normal business hours upon reasonable notice to visit and inspect any of the properties of the Company or any of its subsidiaries and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested; provided, however, that the Company shall not be obligated under this Section 1(a) with respect to a competitor of the Company or any of its subsidiaries or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.
     (b) Visitation Rights. If any Director of the Company elected by holders of the Series A Common Stock is unable to attend a meeting of the Board of Directors, the Company, upon request, shall allow another representative designated by Investor to attend such meeting of the Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, that the Company provides to its Directors at such meeting.
     (c) Books and Records. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (“GAAP”), and will set aside on its books and records all such proper accruals and reserves as shall be required under GAAP; provided, however, that the financial accounting of its subsidiary, Guarantee Insurance Company, or any other insurance company owned by the Company may be reported on a statutory basis of accounting.

     (d) Audited Financial Statements. No later than one hundred twenty (120) days after the end of each fiscal year of the Company, the Company will furnish to Investor a consolidated balance sheet of the Company, as of the end of such fiscal year, and a statement of income and a statement of cash flows of the Company for such fiscal year, all prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. To the extent requested by Investor, such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Board of Directors.
     (e) Monthly Financial Reports; Budget/Reports; Notice of Claims. The Company will prepare and present to the Board of Directors for review and approval an annual budget and operating plans for each fiscal year, which shall include a detailed listing of anticipated material capital expenditures. Additionally, the Company shall furnish Investor with (i) copies of such annual budget as approved by the Board of Directors (and as soon as available, any subsequent revisions thereto); (ii) as soon as practicable after the end of the first, second and third fiscal quarter, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of such fiscal quarter and for the current fiscal year to date, including a comparison to budget figures for such period, prepared in accordance with GAAP, with the exception that (x) no notes need be attached to such statements and year-end audit adjustments may not have been made and (y) the financial accounting of its subsidiary, Guarantee Insurance Company, or any other insurance company owned by the Company may be reported on a statutory basis of accounting; and (iii) promptly notify Investor in writing of any claim, dispute or litigation filed or threatened against the Company which could have a material adverse effect on the business, financial condition or prospects of the Company.
2. Anti-Dilution of Investor. Notwithstanding any other rights Investor may have under this Agreement, including without limitation its preemptive rights pursuant to Section 3 below, Investor shall have the following specific rights:
     (a) Issuance of Stock Below the Purchase Price. If at any time or from time to time after the date hereof, the Company issues or sells, or is deemed by the express provisions of this Section 2 to have issued or sold, additional shares of Series A Common Stock, other than to Investor, for an Effective Price (as defined below) less than the Purchase Price, then in connection with any such sale or issuance Investor shall also be issued that number of additional shares of Series A Common Stock determined by subtracting (x) from (y), where (x) is the number of shares of Series A Common Stock owned by Investor at such time and (y) is the product obtained by multiplying the number of shares of Series A Common Stock owned by Investor at such time times a fraction (xx) the numerator of which is the number of shares of Series A Common Stock issued and outstanding immediately prior to such transaction plus the number of shares of Series A Common Stock issued pursuant to such transaction and (yy) the denominator of which shall be the number of shares of Series A Common Stock issued and outstanding immediately prior to such transaction plus the number of shares of Series A Common Stock that the aggregate consideration received by the Company pursuant to the transaction would have purchased at the Purchase Price.
     (b) Determination of Effective Price. For the purpose of making any adjustment required under this Section 2(b), (i) the consideration received by the Company for any issue or sale of securities will (a) to the extent it consists of cash be computed at the net amount of cash received by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale; (b) to the extent it consists of property other than cash, be computed at the fair market value of that property as reasonably determined in good faith by the Company’s Board of Directors; and (c) if additional shares of Series A Common Stock, Convertible Securities (as defined below) or rights or options to purchase additional shares of Series A Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Company’s Board of Directors to be allocable to such additional shares of Series A Common Stock or Convertible Securities, and (ii) “Effective Price” means the aggregate consideration received by the Company for the shares of Series A Common Stock as determined above divided by the number of shares of Series A Common Stock issued or sold in connection with such transaction (without regard to the shares of Series A Common Stock issuable to Investor as a result thereof).
     (c) Convertible Securities. For the purpose of the adjustment required under this Section 2, if the Company issues or sells any Convertible Securities, then in each case the Company will be deemed to have issued at the time of the issuance such rights or options or Convertible Securities the maximum number of additional shares of Series A Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such additional shares of Series A Common Stock an amount equal to the total amount of the consideration, if any, received by the Company for such issuance of such rights or options or Convertible Securities, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustments will be made pursuant to this Section 2 as a result of the actual issuance of additional shares of Series A Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. For purposes of this Agreement, the term “Convertible Securities” shall mean any security issued by the Company which by its terms is convertible to shares of Series A Common Stock.
     (d) Inapplicability of Rights. The provisions of this Section 2 shall not apply to (i) the issuance to employees, officers or directors of the Company/of options, rights or warrants to purchase up to two hundred thousand (200,000) shares of Series A Common Stock pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, and (ii) shares of Series A Common Stock issued to employees, officers or directors of the Company pursuant to the conversion or exercise/of options, rights or warrants to purchase up to two hundred thousand (200,000) shares of Series A Common Stock pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors.
3. Investor Preemptive Rights.
     (a) Generally. Investor shall have a preemptive right to acquire proportional amounts of newly issued shares of any equity securities, including any Convertible Securities, up to Investor’s Pro Rata Share (as defined below) upon the decision of the Board of Directors to issue such equity securities. For purposes of this Section 3, “Pro Rata Share” shall mean the ratio of (x) to (y), where (x) is the number of shares of Series A Common Stock held by Investor at such time and (y) is the total number of shares of Series A Common Stock issued and outstanding at such time plus the total number of shares of Series B Common Stock into which all then issued and outstanding shares of Series A Preferred Stock are then convertible.
     (b) Procedures. Upon the decision of the Board of Directors to issue equity securities to which the provisions of this Section 3 apply, the Board of Directors shall provide Investor written notice of its intention to issue such equity securities, describing the type of equity securities and the price and the general terms and conditions upon which the Company proposes to issue such equity securities. Investor shall have ten (10) business days from the date such notice is effective to agree in writing to purchase Investor’s Pro Rata Share of such equity securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of equity securities to be purchased (not to exceed Investor’s Pro Rata Share). If Investor elects to exercise its preemptive right to purchase shares of such newly issued equity securities, Investor shall have five (5) business days from the date of its notice to the Company to deliver to the Company by wire transfer the purchase price for such equity securities to be purchased by Investor. If Investor fails to deliver written notice to the Company within such ten (10) business day period or if Investor fails to deliver to the Company the purchase price within such five (5) business day period, then Investor shall forfeit its right to purchase such shares of such newly issued equity securities.
     (c) Limitation Upon Waiver. Subject to, and without limiting Investor’s rights under, Section 2 hereof, shares of any equity securities subject to Investor’s preemptive rights, which shares are not acquired by Investor pursuant to this Section 3, may be issued by the Company to any Persons for a period of one hundred twenty (120) days after being offered in writing to Investor at a consideration set by the Board of Directors that is not lower than the consideration set for the exercise of Investor’s preemptive rights. An offer at a lower consideration or after the expiration of one hundred twenty (120) days shall be subject again to Investor’s preemptive rights as specified in Section 3(a) above.
     (d) Inapplicability of Rights. The preemptive rights established by this Section 3 shall have no application to any of the following:
          (i) equity securities issued by the Company after the date hereof for an aggregate consideration not in excess of Eight Million Dollars ($8,000,000);
          (ii) the issuance of Series B Common Stock of the Company upon conversion of the Series A Preferred Stock of the Company;
          (iii) options, warrants or rights to acquire equity securities issued to employees, officers, directors, consultants, contractors or advisors of the Company or any of its subsidiaries pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors and the issuance of equity securities pursuant to conversion or exercise of such options, warrants or rights;

          (iv) equity securities issued or issuable upon conversion of any Convertible Securities, provided that the provisions of this Section 3 applied to the original issuance of such Convertible Securities issued after the date hereof and not otherwise excluded under this Section 3(d);
          (v) equity securities issued by the Company for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;
          (vi) equity securities issued by the Company to stockholders of the Company in connection with any stock split, stock dividend or recapitalization of the Company;
          (vii) equity securities issued by the Company in connection with any issuance of additional shares of Series A Common Stock to Investor pursuant to this Agreement;
          (viii) equity securities issued pursuant to any leasing or loan arrangement, including without limitation any equipment leases, real property leases, loans, debt financing, credit lines, guaranties of indebtedness, cash price reductions or similar transactions or arrangements approved by the Board of Directors;
          (ix) equity securities issued by the Company pursuant to any Public Offering; and
          (x) equity securities issued by the Company in connection with strategic transactions involving the Company and other entities, including without limitation (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements; provided, that such strategic transactions and the issuance of such equity securities pursuant thereto have been approved by the Company’s Board of Directors.
4. Investor Co-Sale Rights.
     (a) Generally. With respect to any proposed transfer of shares of any equity security of the Company to which the right of first refusal provisions (the “Right of First Refusal”) set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”) apply, upon the expiration of the Right of First Refusal of the stockholders pursuant to the Bylaws, Investor shall have the right to require the proposed transferee to purchase shares of Series A Common Stock owned by Investor pursuant to this Section 4.
     (b) Exercise. Upon expiration of the stockholders’ Right of First Refusal, the Company shall send written notice to Investor specifying the number of shares that the Company and the non-selling stockholders have not elected to purchase pursuant to the Right of First Refusal and the purchase price and other terms and conditions on which the shares will be sold to the proposed transferee. Investor shall have five (5) days from the date of such notice to notify the Company in writing that Investor elects to require the transferee to purchase shares of Series A Common Stock owned by Investor. In such event, Investor shall have the right to sell to the proposed transferee, upon the same terms and conditions as the selling stockholder after giving effect to any applicable liquidation or other preference and terms and conditions in the Company’s Amended and Restated Certificate of Incorporation, at a minimum, up to that number of shares of Series A Common Stock equal to the product of (i) times (ii), where (i) is a fraction (x) the numerator of which is the number of shares of Series A Common Stock owned by Investor as of the date of the selling stockholder’s notice (as such term is used in the Right of First Refusal) and (y) the denominator of which is the total number of shares of equity securities of the Company issued and outstanding as of the date of the selling stockholder’s notice multiplied by (ii) the number of shares of equity securities of the Company proposed to be sold by the selling stockholder (as such term is used in the Bylaws) in the selling stockholder’s notice. The amount of shares of equity securities of the Company to be sold by the selling stockholder shall be reduced to the extent necessary to provide for such participation in such sale by Investor.
     (c) Closing. Contemporaneously with the closing of any proposed transfer pursuant to the Right of First Refusal in which Investor elects to participate pursuant to this Section 4, Investor shall deliver, free and clear of all liens and encumbrances, to the proposed transferee certificates representing shares of Series A Common Stock to be sold along with a stock power duly executed in form sufficient to transfer ownership of such shares on the books and records of the Company, and shall receive in exchange therefore the consideration to be paid or delivered by the proposed transferee in respect of such shares of Series A Common Stock as described in the selling stockholders’ notice, after giving effect to any applicable liquidation or other preference and terms and conditions in the Company’s Amended and Restated Certificate of Incorporation.
5. Additional Rights And Covenants.
     (a) Most-Favored Nation Status. With respect to any equity securities issued by the Company to any person after the date hereof until the Company has issued equity securities after the date hereof, excluding the Shares, for an aggregate consideration of Eight Million Dollars ($8,000,000), in the event the Company issues any such additional equity securities on terms and conditions more favorable to such person than Investor has received from the Company with respect to the Shares, then the Company shall use its best efforts to take any and all action necessary or appropriate in order to amend this Agreement or the Certificate of Incorporation of the Company in order to provide substantially the same or similar terms and conditions to Investor with respect to the Shares. The rights provided to Investor pursuant to this Section 5(a) shall not apply to any issuances of securities or rights to acquire securities specified in Section 3(d) above.
     (b) Guarantees. The Company shall not, without the prior written approval of Investor, guarantee or otherwise agree to satisfy any debts or obligations of any officer or director of the Company.
6. Drag-Along Rights.
     (a) Covenants on Merger. Investor agrees with Majority Stockholder to vote (or grant any proxy to vote) any shares of the capital stock of the Company now or hereafter directly or indirectly owned (of record or beneficially) by Investor: (i) in favor of any proposed merger, consolidation, sale of all or substantially all the Company’s assets or other similar acquisition transaction which is approved by the Board of Directors of the Company and by Majority Stockholder, provided that Investor receives the same form and rate of consideration, after giving effect to any applicable liquidation or other preference and terms and conditions in the

Company’s Amended and Restated Certificate of Incorporation, and (ii) against any proposed merger, consolidation, sale of all or substantially all the Corporation’s assets or other similar acquisition transaction unless such transaction has been approved by Majority Stockholder.
     (b) Covenants on Sale of Stock. Investor agrees with Majority Stockholder that, in the event Majority Stockholder desires to sell all of the shares of capital stock of the Company owned by Majority Stockholder to a proposed purchaser, Majority Stockholder may require Investor to sell all the shares of capital stock now or hereafter directly or indirectly owned (of record or beneficially) by Investor to such proposed purchaser, provided that Investor receives the same form and rate of consideration as Majority Stockholder, after giving effect to any applicable liquidation or other preference and terms and conditions in the Company’s Amended and Restated Certificate of Incorporation.
     (c) Legend. Investor agrees that all Company share certificates now or hereafter held by Investor that represent shares of capital stock of the Company subject to this Agreement will be stamped or otherwise imprinted with a legend to read as follows:
THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS AND RESTRICTIONS WITH REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF AN INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.
7. Termination Of Rights. The rights established by this Agreement in Sections 1,2,3, 4, 5, and 6 shall not apply to, and shall terminate upon, the effective date of a public offering pursuant to an effective registration statement filed by the Company (a “Public Offering”).
8. Miscellaneous.
     (a) Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Series A Common Stock of the Company or to the Purchase Price, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares and the Purchase Price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.
     (b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.
     (c) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

     (d) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.
     (e) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (f) Amendment and Waiver. This Agreement may be amended or modified only upon written consent of the parties hereto. The obligations of the Company with respect to Investor and the rights of Investor may be waived only with the written consent of the Investor.
     (g) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier for next day delivery. All communications shall be sent to the Company and Investor at their respective addresses set forth on the signature page hereof or at such other address as the Company or Investor may designate for it by ten (10) days’ advance written notice to the other parties hereto.
     (h) Expenses. The parties shall pay their respective costs and expenses incurred in connection with the negotiation, execution, delivery and performance of the Agreement.
     (i) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one document.
     (k) Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identify of the parties hereto may require.
[Signatures appear on the following page.]

     In Witness Whereof, the parties hereto have caused this Investor Rights Agreement to be executed by their duly authorized representatives as of the date first set forth above.

	COMPANY:	PURCHASER:

	Suncoast Holdings, Inc.	Westwind Holding Company, LLC

By:	/s/ Steven M. Mariano	By:	/s/ Michael [Illegible last name]

	Steven M. Mariano		Name:	Michael [Illegible last name]
	President		Title:	President

	Address: 5212 Fisher Island Drive	Address: 7560 Commerce Ct Sarasota FL 34243
Miami, Florida 33109

MAJORITY STOCKHOLDER:

/s/ Steven M. Mariano

Steven M. Mariano

Address: 5212 Fisher Island Drive
Miami, Florida 33109